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                       EXHIBIT 11 - CORUS BANKSHARES, INC.
                       COMPUTATION OF NET INCOME PER SHARE

                                                              Six Months Ended
                                                                  June 30
              (In thousands, except per share data)           2001       2000
                                                             -------    -------

Denominator for basic earnings per share - average common
shares outstanding                                            14,141     14,358
Dilutive common stock options                                    213         15
                                                             -------    -------
Denominator for diluted earnings per share                    14,354     14,373
                                                             =======    =======

Numerator:  Net income attributable to common shares         $28,944    $29,978

Net income per share:
Basic                                                        $  2.05    $  2.09
Diluted                                                         2.02       2.09

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